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                                                                    EXHIBIT 20.2

                        GRANITE CONSTRUCTION INCORPORATED

                          COMPARATIVE FINANCIAL SUMMARY

                (UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                                    THREE MONTHS ENDED
                                                         JUNE 30,                VARIANCE
                                               -----------------------     --------------------
OPERATIONS                                          2003          2002       AMOUNT      PERCENT
----------                                          ----          ----       ------      -------

Revenue                                        $ 469,405     $ 459,010     $ 10,395          2.3
Gross profit                                   $  53,183     $  63,859     $(10,676)       (16.7)
    Gross profit as a percent of revenue            11.3%         13.9%        (2.6%)       --
General and administrative expenses            $  36,395     $  35,531     $    864          2.4
    G&A expenses as a percent of revenue             7.8%          7.7%         0.1%        --
                                               ---------     ---------     --------          ---
Other income (expense)
    Interest income                            $   2,002     $   1,902     $    100          5.3
    Interest expense                           $  (2,529)    $  (2,531)    $      2          0.1
    Gain on sales of property and equipment    $     232     $     415     $   (183)       (44.1)
    Other, net                                 $   2,061     $    (395)    $  2,456        621.8
                                               ---------     ---------     --------          ---
        Total other income (expense)           $   1,766     $    (609)    $  2,375        390.0
                                               ---------     ---------     --------          ---
Income before provision for income taxes and   $  18,554     $  27,719     $ (9,165)       (33.1)
      minority interest
Minority interest                              $  (1,042)    $    (767)    $   (275)       (35.9)
Net income                                     $  10,794     $  16,558     $ (5,764)       (34.8)
                                               =========     =========     ========        =====
Net income per share:
    Basic                                      $    0.27     $    0.41     $  (0.14)       (34.1)
    Diluted                                    $    0.26     $    0.41     $  (0.15)       (36.6)
Weighted average shares of common stock:
    Basic                                         40,212        40,006          206          0.5
    Diluted                                       40,802        40,818          (16)        --
                                               ---------     ---------     --------          ---
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                                                       SIX MONTHS ENDED
                                                            JUNE 30,                 VARIANCE
                                                  ----------------------      ----------------------
OPERATIONS                                             2003          2002       AMOUNT      PERCENT
----------                                             ----          ----       ------      -------

Revenue                                           $ 771,565     $ 728,155     $ 43,410          6.0
Gross profit                                      $  86,200     $  90,771     $ (4,571)        (5.0)
    Gross profit as a percent of revenue               11.2%         12.5%        (1.3%)       --
General and administrative expenses               $  72,945     $  65,986     $  6,959         10.5
    G&A expenses as a percent of revenue                9.5%          9.1%         0.4%        --
                                                  ---------     ---------     --------         ----
Other income (expense)
    Interest income                               $   3,488     $   3,892     $   (404)       (10.4)
    Interest expense                              $  (4,638)    $  (4,176)    $   (462)       (11.1)
    Gain on sales of property and equipment       $     528     $     631     $   (103)       (16.3)
    Other, net                                    $  20,403     $     (41)    $ 20,444     49,863.4
                                                  ---------     ---------     --------         ----
        Total other income (expense)              $  19,781     $     306     $ 19,475      6,364.4
                                                  ---------     ---------     --------         ----
Income before provision for income taxes and      $  33,036     $  25,091     $  7,945         31.7
      minority interest
Minority interest                                 $    (265)    $    (767)    $    502         65.5
Net income                                        $  20,812     $  14,915     $  5,897         39.5
                                                  =========     =========     ========         ====
Net income per share:
    Basic                                         $    0.52     $    0.37     $   0.15         40.5
    Diluted                                       $    0.51     $    0.37     $   0.14         37.8
Weighted average shares of common stock:
    Basic                                            40,130        39,964          166          0.4
    Diluted                                          40,657        40,726          (69)        (0.2)
                                                  ---------     ---------     --------         ----
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                                        JUNE 30,     DEC. 31,             VARIANCE
FINANCIAL POSITION                       2003           2002       AMOUNT        PERCENT
------------------                       ----           ----       ------        -------

Working capital                       $  216,846     $  220,396     $ (3,550)      (1.6)
Current ratio                               1.59           1.67        (0.08)      (4.8)
Long-term debt                        $  131,177     $  132,380     $ (1,203)      (0.9)
Total liabilities to equity ratio           1.21           1.16         0.05        4.3
Stockholders' equity                  $  469,655     $  454,869     $ 14,786        3.3
Total assets                          $1,038,065     $  983,819     $ 54,246        5.5
Book value per common share           $    11.31     $    11.03     $   0.28        2.5
Backlog                               $1,931,394     $1,856,451     $ 74,943        4.0
                                      ----------     ----------     --------       ----
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

                                           JUNE 30,                   VARIANCE
FINANCIAL POSITION                     2003           2002        AMOUNT      PERCENT
------------------                     ----           ----        ------      -------

Working capital                     $  216,846     $  231,206     $ (14,360)       (6.2)
Current ratio                             1.59           1.64         (0.05)       (3.0)
Long-term debt                      $  131,177     $  134,516     $  (3,339)       (2.5)
Total liabilities to equity ratio         1.21           1.31         (0.10)       (7.6)
Stockholders' equity                $  469,655     $  427,102     $  42,553        10.0
Total assets                        $1,038,065     $  987,462     $  50,603         5.1
Book value per common share         $    11.31     $    10.34     $    0.97         9.4
Backlog                             $1,931,394     $1,587,967     $ 343,427        21.6
                                    ----------     ----------     ---------        ----
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